Exhibit 99.1

MAX SPECIALTY INSURANCE COMPANY ACQUIRES
COMMERCIAL GUARANTY CASUALTY INSURANCE COMPANY

Acquisition Gives Max Capital Group Ltd.’s U.S.-Based Excess & Surplus Lines Unit
the Ability to Write Admitted and Non-Admitted Business

RICHMOND, Va., June 5, 2008 – Max Specialty Insurance Company, of Richmond, Virginia, the U.S. excess and surplus lines unit of Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH), today announced that it has acquired Commercial Guaranty Casualty Insurance Company (“Commercial Guaranty”), an insurance entity licensed to write business in all fifty states plus the District of Columbia.

Max Specialty expects that, after filing of the required corporate amendments and after regulatory review, Commercial Guaranty’s name will be changed to Max America Insurance Company. Financial terms of the transaction were not disclosed.

With the acquisition of Commercial Guaranty, Max Specialty’s underwriting team can now write both admitted and non-admitted business. The acquired operation will primarily support the Max Specialty team’s previously announced entry into Inland & Ocean Marine underwriting. Max Specialty Insurance Company, the non-admitted company, is licensed in Delaware and currently approved in 46 other states. Both Max Specialty and Max America will accept submissions only from properly licensed and appointed agents and brokers.

Stephen J. Vaccaro, Jr., President and Chief Executive Officer of Max Specialty Insurance Company, said: “This acquisition gives the Max Specialty team, for the first time, the ability to write both admitted and non-admitted business. We expect that ability to enable our producers to write more business for more customers, as some of our specialty products are best suited to the admitted marketplace.”

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital ‘s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roy Winnick

Executive Vice President	Kekst and Company

jim.tees@maxcapservices.com	roy-winnick@kekst.com

1-441-293-8800	1-212-521-4842